                          AMENDMENT TO CGMI CONTRACT(S)

     This Amendment is made by and among MetLife Investors Distribution Company, MetLife Insurance Company of Connecticut, MetLife Investors Distribution Company, MetLife Investors USA Insurance Company (collectively, "Company"), Citigroup Global Markets Inc. ("CGMI"), SBHU Life Agency, Inc. ("SBHU"), Citigroup Life Agency LLC ("CLA") and Morgan Stanley Smith Barney LLC ("MSSB"), to the agreement(s) listed on Exhibit A, including all amendments thereto (collectively, the "CGMI Contract(s)").

     WHEREAS, Citigroup Inc. ("Citi") and Morgan Stanley have established a new broker-dealer, MSSB as part of a joint venture including the Smith Barney channel of CGMI;

     WHEREAS, MSSB initially will serve as an introducing broker-dealer and will utilize CGMI as a clearing broker-dealer for customers of the Smith Barney channel of MSSB;

     WHEREAS, Citi shall contribute SBHU to MSSB to act as the licensed insurance agency for the portion of the insurance and annuity business produced by SBHU to be contributed to the Smith Barney channel of MSSB (the "Contributed Business") and Citi has formed CLA to act as the licensed insurance agency for Citi's portion of the insurance and annuity business produced by SBHU until, and to be retained by Citi after, the closing of the joint venture (the "Retained Business").

     WHEREAS, SBHU, CGMI, CLA and MSSB desire to amend the CGMI Contract(s) to add as additional parties to the CGMI Contract(s): (i) MSSB, to service the Smith Barney channel of MSSB, including the Contributed Business, and (ii) CLA, to service the Retained Business after the closing of the joint venture.

     NOW, THEREFORE, the parties hereby agree to amend the CGMI Contract(s) as follows:

1. Company, SBHU and CGMI agree to add as additional parties to the CGMI Contract(s), effective as of the closing of the joint venture between Morgan Stanley and Citi: (i) MSSB and (ii) CLA. The provisions of the CGMI Contract(s) relating to SBHU will apply with same effect to CLA with regard to the Retained Business, as appropriate. The provisions of the CGMI Contract(s) relating to CGMI will apply with same effect to the Smith Barney channel of MSSB with regard to the Contributed Business, as appropriate.

2. Company acknowledges and agrees that (i) MSSB may hereinafter serve as an introducing broker-dealer or broker-dealer for customers of the Smith Barney channel of MSSB to, among other things, effect transactions under the CGMI Contract(s) related to the Contributed Business, (ii) SBHU may hereinafter serve as the licensed insurance agency for customers of the Smith Barney channel of MSSB to effect transactions for the Contributed Business under the CGMI Contract(s); (iii) CLA may hereinafter serve as the licensed insurance agency for customers of Citi to effect transactions for the Retained Business under the CGMI Contract(s); and (iv) CGMI may continue to serve as a broker-dealer for its customers, including effecting transactions under the CGMI Contract(s) related to the Retained Business, and may hereinafter serve as a clearing broker-dealer for customers of its introducing broker-dealer, the Smith Barney channel of MSSB, to, among other things, effect transactions under the CGMI Contract(s) for the Contributed Business.

3. Company acknowledges that, through one or more agreements between SBHU, CGMI, CLA and MSSB, as applicable, (i) SBHU or CGMI, as appropriate, may allocate all or a portion of the compensation payable by Company under the CGMI Contract(s) to CLA or MSSB, as appropriate, and (ii) CLA or MSSB, as appropriate, may allocate all or a portion of the compensation payable by Company under the CGMI Contract(s) to SBHU or CGMI, as appropriate.

4. For the avoidance of doubt, the parties hereto acknowledge that the CGMI Contract(s) (which include this Amendment) shall inure to the benefit of, and bind the respective successors of, the parties thereto and hereto. All other provisions of the CGMI Contract(s) shall remain in full force and effect. This Amendment does not alter or amend any similar agreement(s) entered into between Morgan Stanley or MSSB (for the Morgan Stanley channel of MSSB) and Company.

5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Transmission by telecopier or facsimile transmission of an executed counterpart of this Amendment shall constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by their duly authorized officer only with regard to the CGMI Contraet(s) to which it is a party (as indicated on Exhibit A).

CITIGROUP GLOBAL MARKETS INC.            MORGAN STANLEY SMITH BARNEY LLC


BY:    /s/ Laurie A. Hesslein            BY:    /s/ Janice Fetsch
       -------------------------------          --------------------------------
Name:  Laurie A. Hesslein                Name:  Janice Fetsch
Title: Managing Director                 Title: Authorized Signatory
Date:  April 20, 2009                    Date:  April 20, 2009

SBHU LIFE AGENCY, INC.                   CITIGROUP LIFE AGENCY LLC


BY:    /s/ Stephen Marynowski            BY:    /s/ Timothy D. Williams
       -------------------------------          --------------------------------
Name:  Stephen Marynowski                Name:  Timothy D. Williams
Title: President                         Title: President
Date:  April 20, 2009                    Date: April 20, 2009

METLIFE INVESTORS                        ("TIC")
DISTRIBUTION COMPANY ("MLIDC")


BY:    /s/ Richard C. Pearson            BY:
       -------------------------------          --------------------------------
Name:  Richard C. Pearson                Name:
Title: Executive Vice President          Title:
Date:  4/27/09                           Date:

("TLAC)(TIC and TLAC are now             Now MLIDC
MetLife Insurance Company of
Connecticut)


BY:                                      BY:
       -------------------------------          --------------------------------
Name:                                    Name:
Title:                                   Title:
Date:                                    Date:

METROPOLITAN LIFE                        METLIFE INVESTORS USA
INSURANCE COMPANY                        INSURANCE COMPANY


BY:    /s/ Elizabeth Forget              BY:    /s/ Richard C. Pearson
       -------------------------------          --------------------------------
Name:  Elizabeth Forget                  Name:  Richard C. Pearson
Title: svp                               Title: Vice Precident
Date:  4/29/09                           Date:  4/27/09


FIRST METLIFE INVESTORS INSURANCE
COMPANY


BY:    /s/ Richard C. Pearson
       -------------------------------
Name:  Richard C. Pearson
Title: Vice Precident
Date:  4/27/09

                              CONSENT TO ASSIGNMENT

We hereby acknowledge that the sale and/or marketing of products, programs and/or services under the CIAI Contract(s) is prohibited on and after the Effective Date and consent to this Assignment and Assumption.

BROKER-DEALER:

METLIFE INVESTORS DISTRIBUTION          METLIFE INSURANCE COMPANY OF
COMPANY                                  CONNECTICUT


By:    /s/ Richard C. Pearson            By:    /s/ Gwenn L. Carr
       -------------------------------          --------------------------------
Name:  Richard C. Pearson                Name:  Gwenn L. Carr
Title: Executive Vice President          Title: Senior Vice President &
Date:  5/14/07                                  Secretary
                                         Date:  May 10, 2007

CARRIERS/PROVIDERS:

METLIFE LIFE AND ANNUITY COMPANY OF      FIRST METLIFE INVESTORS INSURANCE
CONNECTICUT                              COMPANY


By:    /s/ Gwenn L. Carr                 By:    /s/ Richard C. Pearson
       -------------------------------          --------------------------------
Name:  Gwenn L. Carr                     Name:  Richard C. Pearson
Title: Senior Vice President &           Title: Vice President
       Secretary
Date:  May 10, 2007                      Date:  5/14/07

METLIFE INVESTORS USA INSURANCE
COMPANY

By:    /s/ Richard C. Pearson
       -------------------------------
Name:  Richard C. Pearson
Title: Vice President
Date:  5/14/07

METROPOLITAN LIFE INSURANCE COMPANY


By:    /s/ Gwenn L. Carr
       -------------------------------
Name:  Gwenn L. Carr
Title: Senior Vice President &
       Secretary
Date:  May 10, 2007

                                SELLING AGREEMENT

     This Agreement, including all schedules attached hereto and made a part hereof ("Agreement"), is made as of February 22, 2006 ("Effective Date"), by and among METLIFE INVESTORS DISTRIBUTION COMPANY ("Distributor"), a Delaware corporation, CITIGROUP GLOBAL MARKETS INC. ("CGM") a New York corporation, its affiliate, SBHU LIFE AGENCY, INC. and the affiliates listed on Schedule A (collectively, "Agency") (CGM and Agency, collectively, "Smith Barney").

     A. Distributor and its affiliates listed on Schedule B ("MetLife Affiliates" and collectively with Distributor, "MetLife") issue or provide access to the life insurance, annuity contracts and other products identified on Schedule C ("Contracts"), some of which are deemed to be securities under the Securities Act of 1933, as amended, ("Variable Contracts") and some of which are not so registered ("Fixed Contracts").

     B. Distributor and CGM are both broker-dealers registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("1934 Act"), and members of NASD, Inc. ("NASD") in good standing.

     C. Agency, an affiliate of CGM, whose employees are also employees of CGM, is an insurance agency duly licensed to sell the Contracts in any state or other jurisdiction in which Agency intends to perform hereunder.

     D. Distributor, on behalf of itself and the MetLife Affiliates, is authorized to enter into a written agreement with Smith Barney appointing CGM and Agency as agent of MetLife for the solicitation and sale of the Contracts.

     The parties agree as follows:

1.   APPOINTMENT AND AUTHORIZATION OF SMITH BARNEY; PERFORMANCE
     ----------------------------------------------------------

     a) MetLife appoints Smith Barney as agent and authorizes Smith Barney to solicit sales of the Contracts, through its Registered Representatives, in all states where MetLife has separately notified Smith Barney in writing that MetLife is authorized to do business and that the Contracts are qualified for sale or exempt from qualification under all applicable securities and insurance laws. Smith Barney accepts this appointment on the terms set forth in this Agreement.

     b) A "Registered Representative" is an individual who is (i) an associated person of CGM within the meaning of section 3(a)(18) of the 1934 Act, (ii) a general securities representative registered with the NASD with respect to whom CGM has on file a Form U-4 and has completed a background investigation that has been filed with the NASD, (iii) duly registered with all applicable state securities regulatory authorities as a registered person of CGM, (iv) duly licensed under the insurance laws of all states in which such individual is required to be licensed in order to solicit and sell the Contracts and (v) duly appointed by MetLife with state insurance departments to act as an agent to solicit and sell the Contracts.

     c) The parties, and their respective employees, agents and representatives, will each perform their respective obligations hereunder in a manner reasonably satisfactory to the others, in conformance with the customary practices of the insurance and securities industries and in compliance with applicable law, including any rule or regulation of any agency, governmental, regulatory or self-regulatory authority ("Law").

     d) The parties will make commercially reasonable good faith efforts to comply with each other's policies and procedures with respect to the sales, administration and servicing of the Contracts as may be issued in writing from time to time.

2.   NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR STATUS
     ----------------------------------------------

     a) This Agreement is not an exclusive agreement between the parties. Any party (or their respective affiliates) may enter into any agreement or arrangement that is identical to or different from this Agreement with any other person or entity.

     b) In the performance of this Agreement, the relationship of CGM to MetLife is that of an independent contractor. Neither party shall be deemed to be an employee, partner or joint venturer of or with the other party for any purpose.

3.   REPRESENTATIONS AND WARRANTIES OF SMITH BARNEY
     ----------------------------------------------

     a) CGM and Agency represent and warrant that each is, and will remain, duly and validly organized, validly existing and in good standing under the laws of the state in which it is organized, with full and proper power and authority to enter into and perform the terms of this Agreement.

     b) CGM represents and warrants that it is registered as a broker-dealer under the 1934 Act and a member in good standing of NASD and under the securities laws of each jurisdiction in which such registration is required for the sale of the Contracts. CGM will promptly advise MetLife of any termination or suspension of its broker-dealer registration or NASD membership.

     c) Agency represents and warrants that it is duly licensed as an insurance agent in each jurisdiction in which licensure is required for the sale of the Contracts. Agency will promptly advise MetLife of any termination or suspension of its insurance license in any such jurisdiction.

     d) CGM and Agency each represents and warrants that the person signing on its behalf is properly authorized to execute this Agreement and that this Agreement constitutes a valid and binding contract between it and MetLife, enforceable in accordance with its terms.

4.   REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR AND METLIFE AFFILIATES
     --------------------------------------------------------------------

     a) Distributor and MetLife Affiliates represent and warrant that each is, and will remain, duly and validly organized, validly existing and in good standing under the laws of the state in which it is organized, with full and proper power and authority to enter into and perform the terms of this Agreement. MetLife Affiliates represents that it is licensed to do an insurance business in all jurisdictions in which it conducts business. Distributor represents that it is licensed to do business in all jurisdictions in which it conducts business.

     b) Distributor represents and warrants that it is registered as a broker-dealer under the 1934 Act and a member in good standing of NASD and under the securities laws of each jurisdiction in which such registration is required for the sale of the Contracts. Distributor will promptly advise Smith Barney of any termination or suspension of its broker-dealer registration or NASD membership.

     c) Distributor represents and warrants that the person signing on its behalf, and on behalf of the MetLife Affiliates, is properly authorized to execute this Agreement and that this Agreement constitutes a valid and binding contract between it and Smith Barney, enforceable in accordance with its terms.

     d) MetLife represents and warrants that the Variable Contracts issued by MetLife Affiliates have been duly filed and approved by the state insurance departments in each state where it is authorized to transact business, unless otherwise stated in writing to Smith Barney.

     e) MetLife represents and warrants that the Contracts, including related separate accounts, will comply with the registration and all other applicable requirements of the 1933 Act and the Investment Company Act of 1940 ("1940 Act"), and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

     f) MetLife represents and warrants that the prospectuses, registration statements and any post-effective amendments and any supplements thereto for the Variable Contracts, as filed or to be filed with the SEC, as of their respective dates (i) contain or will contain, all statements and information which are required to be stated therein by the 1933 Act and the 1940 Act and in all respects conform or will conform, to the requirements thereof, and (ii) contain no untrue statements of material fact and do not omit to state material facts, the omission of which makes any statement therein misleading.

     g) MetLife represents and warrants that all sales, promotion, advertising, marketing, education or training materials relating to the Contracts, MetLife, or Smith Barney, and approved by MetLife for use by Smith Barney ("Sales Material") comply with all applicable Law.

     h) MetLife represents and warrants that all compensation payable to Smith Barney hereunder complies with Law.

     i) MetLife will, during the term of this Agreement, provide Smith Barney with prompt written notice of the issuance by the SEC of any stop order with respect to the registration statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and offering of the Contracts and of any other action or circumstance that may prevent the lawful sale of the Contracts in any state.

5.   RIGHTS AND RESPONSIBILITIES OF SMITH BARNEY
     -------------------------------------------

     a) QUALIFIED AGENTS. Smith Barney will ensure that each Registered Representative recommended for appointment as agent of MetLife is licensed under the applicable state insurance laws when proposed for appointment, has completed any educational program required by applicable Law and is otherwise in good standing with all agencies regulating the sale of the Contracts. Upon request, Smith Barney will furnish MetLife with proof reasonably acceptable to both parties that the Registered Representative has satisfied licensing requirements. Smith Barney will not knowingly designate anyone for appointment to MetLife to conduct insurance business who has been convicted of a felony involving dishonesty or breach of trust intended to be covered under 18 USC (S) l033 (Federal Crime Bill) or who has not otherwise received consent and/or waiver of an authorized insurance regulator to engage in the insurance business in spite of such felony conviction.

     b) BACKGROUND INVESTIGATIONS. Smith Barney represents that it has conducted a background investigation on each of its Registered Representatives as required by applicable Law. To the extent permitted by applicable Law, Smith Barney will provide, or make reasonable effort to cause Registered Representatives to provide, MetLife with appropriate authorization to allow MetLife to conduct such background and credit investigations of Registered Representatives as may be necessary or appropriate under applicable Law. Smith Barney will promptly notify MetLife if any Registered Representative is terminated with an electronic notification through National Securities Clearing Corporation.

     c) LICENSING. Smith Barney, at its sole expense, will ensure that its Registered Representatives are properly licensed and/or registered with the appropriate governmental agency or authority to solicit, sell and service the Contracts.

     d) CONTRACT SOLICITATION. Smith Barney will ensure that Registered Representatives solicit applications for Contracts in accordance with applicable Law including, NASD Conduct Rules, insurance replacement regulations and regulations prohibiting the rebating of commissions. Smith Barney will train its Registered Representatives in the solicitation of applications for the Contracts. Smith Barney will ensure that its Registered Representatives (i) do not make any representations inconsistent with any applicable product prospectus, Contract provision, or Sales Material that bas been approved by the parties, and (ii) do not solicit applications for the Variable Contracts unless accompanied or preceded by the applicable prospectus. Smith Barney will be solely responsible for its Registered Representatives in the solicitation and sale of Contracts, except for acts or omissions taken in reliance upon information provided by MetLife, unless the information is actually known by the Registered Representative to be (i) in violation of applicable Law, or (ii) materially inconsistent with the any applicable prospectus, supplemental or marketing material that has been approved by the parties.

     e) SUPERVISION. Smith Barney will supervise the conduct of its Registered Representatives in their solicitation activities in connection with the Contracts, and will supervise Registered Representatives' compliance with applicable Law.

     f) SUITABILITY. Smith Barney will be solely responsible for determining suitability of sales transactions.

     g) Smith Barney will be solely responsible for the accuracy and propriety of any instruction given or action taken by a Registered Representative on behalf of a Contract owner or applicant for a Contract. MetLife will have no responsibility or liability for any action taken or omitted by it in good faith in reliance on or by acceptance of such an instruction or action.

     h) INSURANCE COVERAGE.

          (i) Fidelity Bond. Smith Barney shall secure and maintain a fidelity bond including coverage for employee fidelity, forgery, theft, and similar offenses covering all of its directors, officers, agents, Registered Representatives, associated persons and employees who have access to funds of MetLife. This bond shall be maintained at CGM's expense in at least the amount prescribed under Rule 3020 of the NASD Conduct Rules and future amendments thereto.

          (ii) Professional Liability. Smith Barney will maintain coverage for errors and omissions by CGM, Agency, representatives and agents, including Registered Representatives, to claimants such as MetLife.

          (iii) Loss of coverage. The authority of any Registered Representative to solicit and procure Contracts will terminate automatically upon the termination of such Registered Representative's coverage under Smith Barney's fidelity bond or plan of insurance referred to in subsections
          (i) and (ii) above.

          (iv) Right to Self-Insure. Smith Barney shall have the option, either alone or in conjunction with Citigroup Inc. ("Citigroup"), Smith Barney's ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Smith Barney or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as "self insurance"), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Agreement. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Agreement. If Smith Barney elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

          (v) MetLife's Interest. Smith Barney shall upon the request of MetLife at any time furnish to MetLife updated certificates or other evidence of insurance (unless Smith Barney has already elected to self-insure such exposures).

6.   RIGHTS AND RESPONSIBILITIES OF DISTRIBUTOR AND METLIFE AFFILIATES
     -----------------------------------------------------------------

     a) APPOINTMENT/TRAINING. MetLife will appoint, at its own expense, all Registered Representatives designated by Smith Barney prior to, or concurrently with, any solicitation of the Contracts as required by Law and agreed to by the parties. MetLife may, with reasonable cause, decline to appoint any Registered Representative or terminate any such appointment. MetLife will not terminate the appointment of any Registered Representative without prior notice to Smith Barney, and will ensure that any such termination will not impair the Registered Representative's ability to service outstanding Contracts, provided the termination was not on account of malfeasance or misfeasance. MetLife will provide training to Registered Representatives as to the features and costs of the Contracts.

     b) SALE OF CONTRACTS. MetLife has the right to modify any of the Contracts, modify or alter the conditions or terms under which any Contract may be sold, discontinue or withdraw any Contract from any geographic area or market segment without prejudice to continuation of such form in any other area or market segment, suspend the sale of any of the Contracts, or cease doing business in any area in whole or in part, at any time with prior written notice to Smith Barney, unless the obligation to provide written notice will cause irreparable harm to MetLife. MetLife may remove any Contract from Schedule C, thereby terminating the solicitation and sale of such Contract under this Agreement, with advance written notice to Smith Barney, but may not add new Contracts to Schedule C without the written consent of Smith Barney.

     c) SOURCE OF COMPENSATION. MetLife covenants, represents and warrants that all sales compensation payable to Smith Barney under this Agreement will be paid from the general assets of MetLife, however derived, and not assessed as a separately identifiable charge to Contract owners except to the extent disclosed in the applicable prospectus.

     d) FEE DISCLOSURE. To the extent required by applicable Law, MetLife will disclose to purchasers, all fees, costs and expenses, whether direct or indirect, associated with the purchase of any Contract.

     e) ELECTRONIC DATA FEEDS AND REPORTS. MetLife will provide Smith Barney with all mutually agreed upon electronic data feeds and reports, including but not limited to the following files: surrenders and cancellations, fund (subaccount) transfers, account values, Commissions, Registered Representative licensing and appointment, case-management, sales reporting and such other data transmissions, in whatever format or medium, as Smith Barney may reasonably request, in a manner that Smith Barney believes will enable Smith Barney to (i) comply with applicable Law and (ii) process and service business efficiently.

     f) PROSPECTUSES. MetLife will provide Smith Barney, without charge, with as many copies of Contract prospectuses, current underlying subaccount prospectuses, statements of additional information and applications for the Contracts, as Smith Barney may reasonably request. If any event occurs as a result of which it is necessary to amend or supplement a prospectus for any Variable Contract in order to make the statements therein, in light of the circumstances under which they were or are made, true, complete or not misleading, MetLife will promptly notify and furnish or make available to Smith Barney, without charge, any amendments or supplements to the prospectuses sufficient to make the statements made in the prospectus as so amended or supplemented true, complete and not misleading. MetLife will deliver to Variable Contract owners updated prospectuses and supplements as they are issued as required by Law.

     g) MONITORING OF ACCOUNT ACTIVITY. MetLife will monitor account activity and inform Smith Barney if it observes unusual, questionable or inappropriate patterns in transactions involving Registered Representatives or Smith Barney clients. Such transactions include exchanges, free looks, surrenders, lapses, and significant transactions that will result in assets being transferred to or from MetLife.

     h) OWNER AUTHORIZATION. MetLife will ensure that a Registered Representative does not execute on behalf of a Contract owner any subaccount transfer within a Contract unless MetLife has on file a written authorization from the Contract owner that the Registered Representative may execute such transfers.

     i) CERTIFICATION OF COMPLIANCE. On an annual basis beginning March 1,2006, MetLife will provide to Smith Barney a Certificate of Compliance ("Certificate") the form of which is contained in Schedule D. Smith Barney may require MetLife to provide factual support for one or more certifications contained in the Certificate. In the event that MetLife does not provide the Certificate on a timely basis, is unable to certify performance with the matters stated in the Certificate, or does not provide sufficient factual support (in the sole discretion of Smith Barney) for one or more of the certifications, Smith Barney shall notify MetLife in writing and provide MetLife an additional sixty (60) calendar days to remedy the failure. If the failure has not been remedied within the 60-day period, Smith Barney will be entitled to terminate this Agreement.

     j) CONTRACT SERVICE AND SUPPORT. MetLife will issue and deliver client account statements with copies to the client's Registered Representative; will. consistent with applicable Law and its Contract rights/obligations, promptly process withdrawal requests, beneficiary designations, insurance claims; perform required annual tax-reporting; and supply Smith Barney (or its insurance service centers, as appropriate) with current illustration software for the purpose of illustrating life and long term care products to prospective clients.

     k) LONG TERM CARE (LTC) PRODUCTS.

          (i) MetLife will ensure that employees of Distributor or Distributor's affiliates who work on the LTC sales desk ("LTC Associates" or "internal wholesalers") or support the field ("LTC Specialists" or "external wholesalers"), are well-informed with respect to (A) MetLife LTC products, marketing material, underwriting and case management and B) Smith Barney's policies, procedures and business practices relating to LTC products, which will be provided to MetLife in writing or in the periodic training classes described in this paragraph. MetLife will require the LTC Associates and LTC Specialists to attend periodic classes hosted by Smith Barney personnel for training in how to respond to LTC-related inquiries from Registered Representatives (including, but not limited to product, marketing materials, licensing and continuing education requirements).

          (ii) MetLife LTC Specialists will be assigned to specified regions of the country and provide sales support to Smith Barney, including but not limited to the following services: educate Registered Representatives as to MetLife LTC products, conduct "on-site" training sessions for Registered Representatives as requested by Smith Barney branch personnel (at branch offices or other mutually agreed upon locations) and conduct client seminars on LTC insurance and MetLife LTC products.

     l) DISABILITY INCOME (DI) CONTRACTS.

          (i) MetLife will ensure that employees of Distributor or Distributor's affiliates who are involved in the sale of DI Contracts ("DI Representatives" or "DI Reps"), or support the field, are knowledgeable with respect to (A) MetLife DI Contract foms, marketing material, underwriting and case management and B) Smith Barney's policies, procedures and business practices relating to DI Contracts, which are provided to DI Reps in writing or in the training classes described in this paragraph. MetLife will require the DI Reps to attend periodic events hosted by Smith Barney personnel, at a time and place that is mutually agreed upon by Smith Barney and MetLife, for training on how to respond to DI-related inquiries from Registered Representatives (including, but not limited to product, marketing materials, licensing and continuing education requirements).

          (ii) Metl.ife DI Reps will be assigned to specified regions of the country and provide sales support to Smith Barney as mutually agreed upon by Smith Barney and MetLife, including but not limited to the following services: educate Registered Representatives as to MetLife DI Contracts, conduct "on-site" training sessions for Registered Representatives as requested by Smith Barney branch personnel (at branch offices or other mutually agreed upon locations) and conduct client seminars on DI insurance and MetLife DI Contracts. Smith Barney will ensure that Registered Representatives are knowledgeable with respect to MetLife's policies, procedures and business practices relating to DI Contracts, which are provided to Smith Barney in writing.

7. LIMITATIONS OF AUTHORITY
   ------------------------

     a) No party has the authority to incur any obligations or debts for or on behalf of the other or to make, modify, or discharge any contract on behalf of the other by any statement, promise, representation or transaction, without the other party's express written consent.

     b) Smith Barney has no authority to (i) waive, alter, modify or change any of the terms, rates, or conditions of the Contracts, (ii) approve evidence of insurability, or (iii) collect or receive any premiums after the initial premium, extend the time for any premium payment or reinstate any terminated coverage..

     c) No party may (i) provide or offer to provide to a Contract applicant or owner any inducement not specified in the Contract, or any rebate of a premium, consideration or purchase payment ("Purchase Payment") as an inducement to purchase a Contract in violation of applicable Law, (ii) enter into any court or regulatory proceeding in the name of, or on behalf of the other party, (iii) adjust or settle any claim or enter into any legal proceedings on behalf of the other party or (iv) bind the other party in any way not specifically authorized in writing by the party to be bound.

     d) No party may induce any employee or agent of the other party to terminate that relationship without the prior written consent of the other party.

     e) Smith Barney will not engage in a systematic program of contacting Contract owners for the purpose of inducing them to cancel or replace their Contracts unless it is determined in Smith Barney's sole discretion to be in the best interest of each Contract owner, based upon their individual facts and circumstances.

     f) MetLife win ensure that their wholesalers and/or Contract representatives do not promote to CGM or distribute Sales Material for life insurance or annuity products (other than the Contracts) to CGM's sales force without the written consent of CGM. MetLife will ensure that its wholesalers and/or Contract representatives (i) do not make any representations inconsistent with any applicable product prospectus, Contract provision, or Sales Material that has been approved by the parties.

     g) MetLife may not contact by mail or any other method of communication any person known by MetLife, as a result of this Agreement or other in-force agreements between the parties or their predecessors, to be a Smith Barney customer, Registered Representative or other employee, agent, or other individual acting in a similar capacity, except to the extent permitted by Law, in the performance of this or any other in force Agreement or in connection with the administration, servicing or maintenance of the Contracts. Any other contact must be authorized by Smith Barney in advance, in writing.

     h) MetLife will ensure that any intranet site or Internet site that is not publicly available or password protected will be pre-approved by Smith Barney before access is granted to Registered Representatives for the purpose of accessing client data, preparing illustrations or otherwise.

8. APPLICATION/CONTRACT DELIVERY
   -----------------------------

     a) Smith Barney will promptly forward, or cause to have forwarded, to MetLife all Contract applications, including electronic data applications, found acceptable and in good order, together with any payments received with the applications in the form of checks made payable to the order of the applicable insurer, or by such other means (e.g., wire or electronic transfer) as the parties mutually agree in writing. MetLife will promptly process applications for Contracts, reject any application and/or related paperwork that does not meet MetLife's good order requirements or comply with Law (including New York State Regulation 60 or any similar replacement statute) that is applicable to MetLife and notify Smith Barney of any such rejection.

     b) MetLife has the right, based on its current underwriting guidelines, to refuse to accept applications and purchase orders submitted by Smith Barney. If MetLife rejects an application, MetLife will return any Purchase Payment paid by the applicant to such applicant, or Smith Barney (which will promptly return the Purchase Payment to the applicant), and will promptly notify Smith Barney of such action. If a purchaser exercises his or her free-look right for a Contract, any amount to be refunded as provided in the Contract will be so refunded to the purchaser by or on behalf of MetLife, and MetLife will promptly notify Smith Barney of such action.

     c) MetLife will promptly deliver life insurance Contracts and applicable subaccount prospectuses to Smith Barney or, at the direction of Smith Barney, to the applicable insurance service center, which will review and promptly forward the life insurance Contract and subaccount prospectuses to the Registered Representative for prompt delivery to the Contract owner. Smith Barney will obtain and retain a written receipt for each Contract that it delivers. MetLife will promptly deliver annuity Contracts issued to the Contract owner. MetLife will confirm to Smith Barney, in a manner acceptable to the parties, that the annuity Contract, and applicable subaccount prospectuses, have been delivered. This confirmation shall also include, at a minimum, a "policy specification page" detailing the features and particulars of the Contract, as issued.

     d) MetLife will issue and Smith Barney will deliver policies for Long term care ("LTC") products and Disability Income Contracts ("DI Contracts") to Contract owners in accordance with this paragraph and Law:

          i) Smith Barney agrees to deliver LTC policies to purchasers within ten (10) days of receipt by Smith Barney from the issuing MetLife Affiliate.

          ii) MetLife will be responsible for preparing a proposal for a DI Contract and delivering it to the appropriate Registered Representative who will deliver to the prospective client. A "Proposal" for a DI Contract means (i) benefit summary pages that describe the insurance coverage; and (ii) cost and benefit pages that are consistent with the benefit summary pages. Smith Barney will transmit to MetLife all applications for DI Contracts and the initial premiums, if any, received by it within five (5) business days of receipt.

          (iii) Smith Barney will deliver newly-issued DI Contracts to the Contract owner within five (5) business days of receipt from MetLife. Smith Barney will make reasonable effort to ensure that the first modal premium is remitted to MetLife within sixty (60) days of a policy's issue date. The Registered Representative will deliver the DI Contract only if the insured, to the best of the Registered Representative's knowledge, is in as good a condition of health and insurability as is stated in the original application for the policy. If the Registered Representative becomes aware of any change in condition of health and insurability, the policy must be returned to MetLife.

     e) Smith Barney agrees that it will not,nor will it permit Registered Representatives to use or disclose information obtained about an individual in connection with an application for or issuance of a Contract that is an LTC product, including the fact that an individual is an insured under an LTC product, in connection with the marketing or solicitation of other products.

9. COMPENSATION
   ------------

     a) MetLife will pay Smith Barney, as compensation for the sale and ongoing service of the Contracts, the commissions, expense reimbursement allowances, marketing allowances and overrides, if any ("Commissions") in accordance with the Schedule C in effect at the time the Contract applications are received by MetLife, in the case of life insurance, or at the time the Purchase Payments are received, in the case of annuities. Smith Barney will not pay any portion of Commissions to any person or entity that is not duly licensed and appointed by MetLife as required by applicable Law.

     b) For each Commission payment, MetLife agrees to identify for Smith Barney, at a minimum, (i) the name of the Registered Representative who solicited the Contract covered by the payment, (ii) the name of the Contract owner and (iii) the Contract number.

     c) Smith Barney has the right to net Commissions due on the sale of annuity Contracts against Purchase Payments collected.

     d) Smith Barney will pay MetLife in full for any indebtedness to MetLife arising under this Agreement within thirty (30) days of demand. In calculating the amount of Commissions payable, MetLife may at any time offset against any compensation payable to CGM or Agency or their respective successors or assigns, any compensation-related indebtedness due MetLife from CGM under this Agreement.

     e) MetLife may, upon thirty days advance written notice to, and written consent by Smith Barney, revise any Commissions or chargebacks payable on Contracts issued, renewed, converted, or exchanged after the effective date of the revisions stated in the notice. MetLife will not revise Commissions payable on additions to Contracts that have already been sold without thirty (30) days prior written notice to, and written consent by, Smith Barney. .

     f) Smith Barney is responsible for all amounts payable to its Registered Representatives, employees or agents in connection with the sale of Contracts. Smith Barney will be responsible for issuing checks, statements and forms for tax purposes and other administrative duties connected with compensation of such Registered Representatives.

     g) MetLife will pay Smith Barney Commissions due and coming due on Contracts that are in force for so long as Smith Barney is designated as broker-of-record at the time the Commissions become due.

     h) In the event a chargeback of Commission is warranted, MetLife shall claim the chargeback within 90 days of the event causing the chargeback. Failure of MetLife to claim the chargeback during this 90-day period shall discharge Smith Barney from the obligation to honor the chargeback.

     i) Smith Barney agrees to repay MetLife any Commissions which may have been paid to it, if MetLife returns Purchase Payments to a Contract owner because:
(i) a Contract owner exercises any applicable right of "free look," (ii) MetLife rejects any Purchase Payment based upon its current underwriting guidelines,
(iii) by order of any regulatory body, (iv) MetLife determines not to pay a claim during a Contract's contestability period due to a misrepresentation in the Contract application, (v) the parties agree to return the Purchase Payment (e.g. as a result of a complaint by applicant that the parties determine to be well founded).

     j) MetLife will pay Commissions on internal replacements in accordance with MetLife's rules on replacement transactions. MetLife will not pay first year Commission on a new sale that is in fact a replacement of a Contract with another Contract, but undisclosed as required by Law or MetLife's rules on replacement transactions.

     l) Smith Barney will disclose all Commissions it receives in connection with the sales and service of Contracts to the extent required by Law. Subject to Section 16 (Confidential Information), this provision shall not preclude a party from disclosing to customers or potential customers additional information regarding compensation payable under this Agreement.

10. SAME-DAY PRICING
    ----------------

     Smith Barney may electronically submit orders to MetLife for units of variable annuity contracts ("Electronic Purchases"). For purposes of Electronic Purchases, receipt by Smith Barney of applications, related Purchase Payments and other required documents (collectively, "Applications") for variable annuity Contracts will be deemed to be receipt by MetLife, and receive unit pricing on the same day that Smith Barney receives Applications ("Same Day Pricing") provided that: a) Smith Barney receives Applications with complete and accurate information according to Smith Barney's standard good order guidelines ("Good Order") prior to the close of the New York Stock Exchange ("Market Close"), generally 4:00 PM New York time and b) MetLife receives the Electronic Purchases in good order according to MetLife's standard good order guidelines by 6:00 PM New York time on the same day. Smith Barney will not submit any Electronic Purchase to MetLife for Same Day Pricing if Smith Barney receives the Application after Market Close. Any Electronic Purchase received by MetLife from Smith Barney after 6:00 PM as described above, will not receive Same Day Pricing. MetLife will be responsible for promptly notifying Smith Barney of any Electronic Purchase that does not receive Same Day Pricing due to failure of Met Life's standard good order guidelines. Smith Barney will accompany the transmission of an Electronic Purchase with a financial reconciliation of each Purchase Payment and on the next business day after transmission of an Electronic Purchase, Smith Barney will wire transfer to the account of MetLife the amount of the Purchase Payment, net of Commissions due Smith Barney according to Schedule C.

11. MARKET TIMING AND LATE TRADING
    ------------------------------

     The parties shall monitor for market-timing and late-trading activity in the Variable Contracts. If MetLife, in its reasonable discretion, determines that Smith Barney or any of Smith Barney's clients are engaging in market timing activities (that is, programmed, large or frequent transfers) or late trading (that is, submitting any order to purchase or redeem separate account units in situations where the Smith Barney receives the order after the close of trading) with respect to any portfolios of the Variable Contracts, or that Smith Barney is providing advice or assistance to any persons to engage in such market-timing activities or late trading, MetLife shall promptly notify Smith Barney in writing. At the request of Smith Barney, MetLife shall remove Smith Barney as broker-of-record on any specified outstanding Contract. MetLife has the right to reject any purchase order submitted by a party whom (or whose clients) MetLife determines to be engaging in market-timing activity or late trading.

12. ANTI-MONEY LAUNDERING
    ---------------------

     a) Each party represents that it complies with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of, to the extent applicable, the Bank Secrecy Act ("BSA "), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act ("Patriot Act"), its implementing regulations, and related SEC and SRO rules. To the extent required by applicable Law, each party represents that it has a comprehensive anti-money laundering compliance program that includes, policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function.

     b) Smith Barney certifies, and will certify to Distributor annually, that it has established and implemented a Customer Identification Program, in compliance with applicable regulations, as part of its anti-money laundering compliance program that, at a minimum, currently requires: (i) the verification of the identity of any customer seeking to open an account after October 1,2003;
(ii) the retention of a record of the information used to verify each such customer's identity; and (iii) the determination, within a reasonable time before or after the account is opened, as to whether the customer appears on any lists of known or suspected terrorists or terrorist organizations as provided to it by any government agency. Smith Bamey agrees that, to the extent required by applicable Law, it will verify the identity of each customer that it introduces to MetLife, provided the customer has opened an account with Distributor after October 1, 2003, whether through documentary or non-documentary means. Distributor will rely upon such verification, as provided in Section 103.122(b) of the regulations promulgated under Section 326 of the Patriot Act.

     c) Each party represents that it will cooperate and share information with the others pursuant to Sections 312 and 313 of the Patriot Act so as to enable each party to conduct enhanced due diligence monitoring of customer activity involving any customer identified as a senior foreign political figure or maintaining a residence in a jurisdiction deemed non-cooperative in the fight against international money laundering by the Financial Action Task Force.

13. SALES MATERIAL
    --------------

     a) The parties will not use Sales Material unless approved in writing by MetLife and Smith Barney prior to such use.

     b) MetLife shall ensure that all Sales Material provided by MetLife to Smith Barney, its branch offices, employees or customers, will a) have first been filed with the appropriate governmental and regulatory bodies, if required.
b) be compliant with their respective requirements and have received all necessary regulatory approvals, and c) have first been approved by Smith Barney and assigned an approval code. Unless otherwise agreed by the parties it shall be Smith Barney's responsibility to file and obtain NASD approval of any Sales Materials prepared by Smith Barney.

     c) A party's giving of such approval shall apply to each specific request and shall not be construed to have applied to any subsequent materials or programs. All materials shall be subject to periodic review after initial approval to ensure compliance with applicable Law and policies of the parties. At least one hard copy of each piece of Sales Material in the form used shall be supplied to the other party at least five business days prior to first use. Additional copies or longer time period may be required for Sales Materials that must be filed for approval with any regulatory authorities prior to use.

     d) MetLife will use reasonable efforts to provide Smith Barney with information and marketing assistance, including providing reasonable quantities of Sales Material, without charge. MetLife is responsible for the content of Sales Material it provides to Smith Barney, except to the extent it bas relied on information supplied by Smith Barney.

     e) No party may use another party's tradenames, trademarks, service marks or logos, except to the extent explicitly allowed in writing by the providing party and necessary to carry out the purposes of this Agreement. Nothing in this provision, however, shall be deemed as requiring such authorization in connection with the use of a party's name in connection with any valid regulatory request or court order.

    f) Nothing contained in this Agreement shall be construed as conferring upon Smith Barney or its Registered Representatives any right to use or refer to in advertising, publicity, promotion, marketing or other activities, any Marks, or any other designation or likeness of any of the Peanuts[illegible] characters or any other character licensed by United Feature Syndicate (including any contraction, abbreviation or simulation of any kind of the foregoing) without prior express permission from United Feature Syndicate, which Smith Barney and its Registered Representatives must obtain through MetLife.

14. COMPLAINTS AND INVESTIGATIONS
    -----------------------------

     The parties agree to cooperate fully in any regulatory investigation, inquiry, inspection or proceeding or in any judicial proceeding arising in connection with the Contracts. The parties shall permit federal, state, and self-regulatory authorities to audit their records and shall furnish them with any information that they may request in order to ascertain whether the parties are complying with applicable Law with respect to the sale of the Contracts. The parties agree to cooperate with each other in resolving all customer complaints and internal investigations with respect to the Contracts sold under this Agreement

15. BOOKS AND RECORDS
    -----------------

     The parties shall maintain and retain all books and records required by applicable Law in connection with the solicitation and sale of the Contracts. The books and records shall be maintained so as to clearly and accurately disclose the nature and details of all transactions. Each party will make available to the other, upon reasonable advance request, copies of books and records, or such information as a party may reasonably request to enable it to comply, and to demonstrate its compliance, with its obligations under applicable Law and internal control policies as they relate to the solicitation and sale of the Contracts.

16. CONFIDENTIAL INFORMATION
    ------------------------

     a) Confidential Information. All information communicated, in any form, by MetLife to Smith Barney or by Smith Barney to MetLife under this Agreement regarding MetLife or Smith Barney, or their respective affiliates, including, but not limited to, proprietary information, such as financial, business, technical, marketing or economic information, administrative procedures, computer systems and software, sales data, financial plans, investment strategies, the terms of this Agreement and any other agreements between the parties, and confidential customer information (collectively "Confidential Information") shall be treated confidentially by the receiving party in accordance with applicable Law and the terms of this Agreement. "Confidential Customer Information" refers to information about individuals who are consumers or customers of either party, and may include, but is not limited to, information such as customer lists, names, addresses, telephone numbers, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, financial, medical and health information, credit history, and protected health information (PHI) as that term is defined by federal regulations implementing the privacy provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

     b) Confidential Information excludes information that (1) is independently developed by a party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by a party, as evidenced by the written records of that party, free of an obligation of confidentiality other than pursuant to this Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

     c) Applicable Law for the purposes of this Section 16 refers to federal, state, and local laws or regulations related to consumer privacy including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102) and its implementing regulations (e.g., Regulation S-P of the Securities and Exchange Commission and regulations adopted by the various state insurance departments), HIPAA and its implementing privacy regulations adopted by Health and Human Services, and the federal Fair Credit Reporting Act and its implementing regulations, as they may be amended from time to time.

     d) USE. The parties may use Confidential Information received from the other party only in connection with the performance of their obligations under this Agreement and in accordance with applicable Law. The parties may not disclose Confidential Information to any other party, provided, however, that MetLife may use and disclose Confidential Customer Information as necessary to underwrite Contracts, administer claims, and otherwise fulfill its obligations as an insurer or as otherwise required or permitted by applicable Law. The parties may disclose Confidential Information only to their respective employees and agents on a need-to-know basis provided such employees and agents are required or have otherwise agreed to treat such information confidentially. In the event that a party shares Confidential Information, or requests that the other party share Confidential Information, with a third party assisting that party in performing services under this Contract, the party must have a written agreement with such entity which includes a confidentiality provision prohibiting disclosure or use of Confidential Information other than to carry on the purposes for which the information was provided. Each party will take reasonable steps to protect the Confidential Information received from the other party, applying at least the same security measures and level of care as they employ to protect its own Confidential Information. A party shall promptly report to the other any unauthorized disclosure or use of Confidential Information received from the other party of which it becomes aware. If a party is compelled by applicable Law to disclose any Confidential Information received from the other party, the party so compelled must promptly notify, in writing, the party whose Confidential Information is being disclosed, and provide that party with an opportunity to limit the production. Each party will have the right to audit the others for the limited purpose of ensuring compliance with this provision under reasonable terms and conditions, including, e.g. advance notice and duration.

     d) SECURITY. Each party agrees to implement reasonable safeguards to ensure the confidentiality, integrity and security of Confidential Information as required by applicable Law. The parties shall use their best efforts to conform and coordinate their actions under, and interpretations of, their respective policies and procedures in the performance of the actions contemplated by this Agreement so as to ensure compliance with applicable Law and avoid conflicts between themselves. Each party represents and warrants that it has implemented and currently maintains an effective information security program to protect the Confidential Information, which program includes administrative, technical, and physical safeguards:

     (i) to insure the security and confidentiality of Confidential Information;

     (ii) to protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and

     (iii) to protect against unauthorized access to or use of Confidential Information which could result in substantial harm or inconvenience to either party or their affiliates, or to customers of any of them.

     If a party discovers a breach of its information security program, it shall promptly notify the other parties.

     d) INJUNCTIVE RELIEF. The parties acknowledge that the unauthorized disclosure of Confidential Information is likely to cause irreparable injury to the disclosing party and that, in the event of a violation or threatened violation of a party's obligations hereunder, the disclosing party shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by seeking a temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

     e) USE UPON TERMINATION. At the termination of this Agreement, or in the event a party makes a request for the return of their Confidential Information, the other parties will promptly return the original and all copies of same, or certify in writing to the requesting party that the Confidential Information has been destroyed, provided however, that each party shall retain Confidential Information in its possession necessary to service its customers or as may be required by Law.

     f) This Confidentiality section shall survive the termination of this Agreement.

17. INDEMNIFICATION; LIMITATION OF LIABILITY
    ----------------------------------------

     a) DEFINITIONS.

          (i) "Claim" means any civil, administrative and/or civil criminal action, claim, suit and/or legal proceeding of any kind that is brought against an Indemnitee by a third party ("Claimant") unaffiliated with such Indemnitee.

          (ii) "Costs" means any damages, judgments, settlements, losses, expenses, interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonably withheld. Costs shall not include any expenses for any investigation or defense of a Claim incurred by Indemnitee after the date on which Indemnitor gives notice of its election to assume the defense of such Claim.

     b) BY SMITH BARNEY. Smith Barney will indemnify and hold harmless Distributor and MetLife Affiliates, including each of their respective current and former officers, directors, employees or agents (each a Distributor and/or MetLife Affiliate Indemnitee"), from any Costs sustained by a Distributor or MetLife Affiliate Indemnitee, on account of any Claim arising out of or based upon any negligent, fraudulent, illegal or wrongful act or omission with respect to its obligations under this Agreement, or any breach of this Agreement by Smith Barney In any of the foregoing cases Smith Barney and/or Agency will be an "Indemnitor" as the term is used in this Agreement.

     c) BY METLIFE. MetLife will indemnify and hold harmless CGM and Agency, including each of their respective current and former officers, directors, employees or agents (each a CGM and/or Agency Indemnitee"), from any Costs sustained by a CGM and/or Agency Indemnitee, on account of any Claim arising out of or based upon negligent, fraudulent, illegal or wrongful act or omission with respect to its obligations under this Agreement, or any breach of this Agreement by MetLife. In any of the foregoing cases Distributor and/or MetLife Affiliates will be an "Indemnitor" as the term is used in this Agreement.

     d) INDEMNIFICATION CLAIM NOTICE AND CASE MANAGEMENT. Indemnitor will not be liable under this indemnification provision for any Claim made against an Indemnitee unless that Indemnitee has notified the Indemnitor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Claim has been served upon that Indemnitee (or after the Indemnitee has received notice of such service on any designated agent). At any time after such notice, any Indemnitor may deliver to the Indemnitee its written acknowledgment that Indemnitee is entitled to indemnification under this indemnification provision for all Costs associated with the Claim. The Indemnitor will thereafter be entitled to assume the defense of the Claim and will bear all associated expenses, including without limitation, payment on a current basis of all previous Costs incurred by the Indemnitee in relation to the Claim from the date the Claim was brought, unless in dispute pursuant to sub paragraph 17(g). After notice from any Indemnitor to the Indemnitee of an election to assume the defense of any Claim, the Indemnitee will not be liable to the Indemnitors for any Costs related to the Claim. Until an Indemnitee receives notice of an Indemnitor's election to assume the defense of any Claim, Indemnitee may defend itself against the Claim and may hire counsel and other experts of its choice and Indemnitors, jointly and severally, will be liable for payment of counsel and other expert fees on a current basis as the same are billed.

     e) COOPERATION AND UPDATES. If an Indemnitee makes a claim for indemnification against an Indemnitor, Indemnitee and Indemnitor will each give the other copies of its books and records (or reasonable access to its employees) in connection with the Claim for which indemnification is sought hereunder and will otherwise cooperate with one another in the defense of any such Claim. Regardless of which party defends a particular Claim, the defending party will give the other parties written notice of any significant development in the case as soon as practicable, but in any event within five (5) business days after such development. In no event will either Indemnitor or Indemnitee be required to divulge any privileged information.

     f) SETTLEMENT. If an Indemnitee is defending a Claim and: (1) a settlement proposal is made by the Claimant, or (2) the Indemnitee desires to present a settlement proposal to the Claimant, then the Indemnitee must promptly notify the Indemnitors of such settlement proposal together with its counsel's recommendation and request the consent of Indemnitor(s). Indemnitee, in making such request, will make available complete access, during normal business hours, to any and all discovery up to the date of such request. If the Indemnitee desires to enter into the settlement and less than all of the Indemnitors consent within thirty (30) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then Indemnitors, from the time they fail to consent forward, will defend the Claim and will further indemnify the Indemnitees for all Costs associated with the Claim which are in excess of the proposed settlement amount even if the same were not originally covered under this indemnification provision. If an Indemnitor is defending a Claim and a settlement requires an admission of liability by Indemnitee or would require Indemnitee to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise), Indemnitor may agree to such settlement only after obtaining the express, written consent of Indemnitee.

     g) INDEMNIFICATION DISPUTES. In the event that there is a dispute between an Indemnitee and an Indemnitor over whether the Indemnitor is liable for a Claim, then Indemnitor must advise Indemnitee of such a dispute and the reasons therefor, in writing, within thirty (30) days after the Claim is first tendered to Indemnitor, unless the Indemnitee and Indemnitor mutually agree, in writing, to extend the time, and the parties shall refer the Claim to Arbitration as provided below.

     h) SUBROGATION. In the event of any indemnification payment under this Agreement, Indemnitor shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Indemnitor to effectively bring suit to enforce such rights.

18. FORCE MAJEURE
    -------------

     No party shall be responsible to the other Parties for delays or errors in its performance or any breach of this Agreement occurring solely by reason of circumstances beyond its control, including, without limitation, acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood, landslide, hurricane, tsunami or other catastrophe, acts of God, insurrection, war, riots, delays of supplier, or failure of transportation, communication or power supply (a "Disaster").

19. CONTINUITY OF BUSINESS PLAN
    ---------------------------

     Notwithstanding the "Force Majeure" provision, each party shall adopt a Continuity of Business Plan (a "COB Plan") to ensure the least disruption to the availability of Contracts to any Contract owner, which COB Plan may be reviewed from time to time upon reasonable notice by the other party and during normal business hours. Each party must immediately advise the other parties upon the occurrence of any event or circumstance that will, or would reasonably be expected to, disrupt their operations and in such event, upon request of the other Party and, to the extent practicable, deliver all Confidential Information pertaining to Contract owners. Each party shall implement its COB Plan to permit it to perform its obligations hereunder, within a commercially reasonable period of time, in the event of a Disaster.

20. NOTICE
    ------

     Any notice required to be given by one party to another shall be (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid, or (iii) delivered to a third-party company or governmental entity, delivery charges prepaid, providing delivery services in the ordinary course of business which guarantees delivery to the other party on the next business day, to the addresses below, with a copy at the same address to the General Counsel; or such different addresses as a party designates in writing in compliance with this subsection. All such notices shall be deemed delivered when so mailed or hand-delivered. Alternatively, such notices shall be deemed delivered by timely transmission of the writing, delivery charges prepaid, to a third-party company or governmental entity providing delivery services in the ordinary course of business which guarantees delivery to the other party on the next business day.

CITIGROUP GLOBAL MARKETS INC. or   METLIFE INVESTORS DISTRIBUTION COMPANY
SBHU LIFE AGENCY, INC.             5 Park Plaza, Suite 1900
388 Greenwich Street               Irvine, CA 92614
New York, NY 10013
Attention: Stephen Marynowski      With a copy to:
                                   Lewis F. Beers, Assistant General Counsel
                                   MetLife
                                   501 Boylston Street
                                   Boston, MA 02116

21. ARBITRATION
    -----------

     a) Any dispute arising out of this Agreement will be settled by arbitration under the rules then in effect at the NYSE or the NASD respective department of arbitration, or the American Arbitration Association. Neither party will seek consequential or punitive damages from the other, and, if punitive damages are so awarded by the arbitration panel, neither party will seek to collect that part of the panel's award from the other. Arbitration will be held in the State of New York. Judgment on any award rendered by the arbitration panel may be entered in any court having jurisdiction thereof except to the extent consequential or punitive damages are part of the award.

     b) The arbitration will be determined by one neutral arbitrator as agreed upon by each party. If the parties fail to appoint an arbitrator on a timely basis or are unable to agree on the choice of an arbitrator on a timely basis, any one of the parties may apply to the American Arbitration Association to appoint the arbitrator to sit and hear the arbitration. Each arbitrator appointed shall be a retired judge or a practicing attorney, admitted to practice in the State of New York, who is, if practicable, an experienced arbitrator of large, complex securities and insurance cases. The arbitrator's decision will be binding on the parties and the decision will be final with no right of appeal. Each party will bear its own costs of arbitration. Each party waives the right to a trial by either a jury or a court, including but not limited to a trial of any issue concerning the validity of this section and the right of appeal from the arbitrator's award.

     c) By agreeing to arbitration, the parties do not intend to deprive a court of competent jurisdiction of its authority to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration, or for a preliminary injunction or other equitable relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral tribunal. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief or other order issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

22. TERMINATION
    -----------

     a) This Agreement may be terminated by any party providing thirty (30) days written notice to the others.

     (b) A party may terminate this Agreement immediately and without notice if the other party (i) as to CGM or Distributor, ceases to be registered under the 1934 Act or to be a member in good standing of the NASD, (ii) fails to comply with any licensing laws or other applicable Law, (iii) becomes insolvent or bankrupt or suffers other financial impairment that may affect its performance of this Agreement, or (iv) is prohibited from offering the Contracts as a result of any order by a regulatory authority or applicable Law.

     c) A party may terminate this Agreement for cause at any time upon ten (10) days' written notice to the other parties. "Cause" is defined as a breach of a material provision of this Agreement. In the event of notification of a termination for cause, and upon request, the other party shall have thirty (30) days to cure the breach ("cure period"). If the party is able to cure the breach to the good faith satisfaction of the other party within the cure period, this Agreement will continue in effect as though it were never terminated.

     d) Termination of this Agreement will have no effect on Commissions due and coming due Smith Barney on Contracts issued, additions thereto, and applications received by MetLife prior to the termination date, unless (i) payment of Commissions would violate Law or (ii) Smith Barney is no longer broker-of-record on a Contract at the direction of the Contract owner.

     e) The following sections will survive termination of this Agreement to the maximum extent permitted by Law: Sections 9(Compensation), 11 (Market Timing), 14 (Complaints and Investigations), 15 (Books and Records), 16
(Confidentiality), 17 (Indemnification), 21 (Arbitration) and 22 (Termination).

     f) Notwithstanding termination, the obligations of the parties related to client services (including but not limited to electronic client account values, Contract owner service capabilities, copies of client statements) for outstanding Contracts issued prior to termination will remain in effect so long as Smith Barney is the broker of record.

23. MODIFICATION; WAIVER
    --------------------

     This Agreement may not be amended or supplemented except by a written agreement signed by all parties. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a writing signed and delivered by the party granting the waiver. A waiver, or failure to insist upon strict compliance with such obligation, covenant, agreement or condition, will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

24. ASSIGNMENT
    ----------

     No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

25. GOVERNING LAW
    -------------

     This Agreement shall be governed as to its validity, interpretation, and effect by the laws of the state of New York without giving effect to principles of conflicts of laws.

26. ENTIRE AGREEMENT
    ----------------

     This Agreement contains the entire understanding and agreement among the parties with respect to its subject matter, and supersedes all prior and contemporaneous discussions, agreements, and understandings including selling agreements between Smith Barney, MetLife Investors Distribution Company and MetLife Investors USA Insurance Company, respectively, dated August 1,2004 (although the rights and obligations of the parties, including, without limitation, ongoing compensation, in respect of any Contracts currently outstanding under various single case agreements, shall remain in effect and are not modified in any respect hereby). However, the rights and obligations of the parties and their affiliates under the selling agreement between Smith Barney, The Travelers Insurance Company and The Travelers Life and Annuity Company dated July 1, 2005 shall remain in effect and are not modified in any respect by this Agreement.

27. CONSTRUCTION; SEVERABILITY
    --------------------------

     Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. In the event any term, phrase, clause, paragraph, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the same shall be severable and shall not defeat or impair the remaining provisions thereof.

CITIGROUP GLOBAL MARKETS INC.           SBHU LIFE AGENCY, INC.


By:    /s/ Lyndon Keyes                 By:    /s/ Stephen T Marynowski
       ------------------------------          ---------------------------------
Name:  Lyndon Keyes                     Name:  Stephen T Marynowski
Title: Managing Director                Title: President/EVP as appropriate
Date: 9/27/06                           Date:  9/27/06

METLIFE INVESTORS DISTRIBUTION COMPANY

By:    /s/ [illegible]
       --------------------------------
Name:  [illegible]
Title: EVP, National Sales Manager-Life
Date:  10-2-06


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